PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT


AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the
"Agreement") executed as of the 1st Day of October 2017, by and between PRINCIPAL GLOBAL INVESTORS, LLC, a Delaware limited liability company (hereinafter called the "Manager"), and PICTET ASSET MANAGEMENT SA, a Corporation organized under the laws of Switzerland (hereinafter called the "Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to render discretionary investment advisory services for all or a portion of the assets of each Series of the Fund identified in Appendix A hereto, as may be amended from time to time (hereinafter called "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, the Manager and the Sub-Advisor agree to amend and restate the Amended and Restated Sub-Advisory Agreement between the Manager (having assumed the rights and obligation of Principal Management Corporation) and the Sub-Advisor dated
January 9, 2014 with this Agreement; and

WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following:

(a)	Management Agreement (the "Management Agreement") with
the Fund;
(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission (the "SEC");
(c)	The Fund's Articles of Incorporation and By-laws;
(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of such portion of the assets of each Series as may be allocated to the Sub-Advisor by the Manager, from time to time (the "Allocated Assets"), subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:
(i)	Provide investment advisory services, including but
not limited to research, advice and supervision for the
Allocated Assets of each Series.
(ii)	Furnish to the Board of Directors of the Fund for
approval (or any appropriate committee of such
Board), and revise from time to time as conditions
require, a recommended investment program for the
each Series consistent with each Series' written
respective investment objective(s) and policies and
any specific criteria applicable to the Allocated
Assets.
(iii)	Implement the approved investment program for the
Allocated Assets by placing orders for the purchase
and sale of securities, without prior consultation with
the Manager and without regard to the length of time
the securities have been held, the resulting rate of
portfolio turnover or any tax considerations, subject
always to (i) the provisions of the Fund's registration
statement, Articles of Incorporation and Bylaws and
(ii) the requirements of the 1940 Act, as each of the
same shall be from time to time in effect.
(iv)	Advise and assist the officers of the Fund, as
reasonably requested by the officers, in taking such
steps as are reasonably necessary or appropriate to
carry out the decisions of its Board of Directors, and
any appropriate committees of such Board, regarding
the general conduct of the investment business of
each Series.
(v)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the
Allocated Assets, compliance with the 1940 Act and
the regulations adopted by the SEC thereunder and
the Series' investment strategies and restrictions as
stated in the Fund's prospectus and statement of
additional information and any specific criteria
applicable to the Allocated Assets.
(vi)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors
may reasonably deem appropriate in order to enable
it to determine that the investment policies,
procedures and approved investment program of
each Series (and any specific criteria applicable to
the Allocated Assets) are being observed.
(vii)	Upon request, provide reasonable assistance and
recommendations for the determination of the fair
value of certain securities when reliable market
quotations are not readily available for purposes of
calculating net asset value in accordance with
procedures and methods established by the Fund's
Board of Directors.
(viii)	Furnish, at its own expense, (i) all necessary
investment and management facilities, including
salaries of clerical and other personnel required for it
to execute its duties faithfully, and (ii) administrative
facilities, including bookkeeping, clerical personnel
and equipment necessary for the efficient conduct of
the investment advisory affairs of each Series.
(ix)	Open accounts with Foreign Account Tax Compliance
Act compliant broker-dealers, and futures
commission merchants ("broker-dealers"), select
broker-dealers to effect all transactions for each
Series, place all necessary orders with broker-dealers
or issuers (including affiliated broker-dealers), and
negotiate
commissions, if applicable. To the extent consistent
with applicable law, purchase or sell orders for each
Series may be aggregated with contemporaneous
purchase or sell orders of other clients of the Sub-
Advisor. In such event allocation of securities so sold
or purchased, as well as the expenses incurred in the
transaction, will be made by the Sub-Advisor in the
manner the Sub-Advisor considers to be the most
equitable and consistent with its fiduciary obligations
to the Fund and to other clients. The Sub-Advisor will
report on such allocations at the request of the
Manager, the Fund or the Fund's Board of Directors
providing such information as the number of
aggregated trades to which each Series was a party,
the broker-dealers to whom such trades were
directed and the basis for the allocation for the
aggregated trades. The Sub-Advisor shall use its best
efforts to obtain execution of transactions for each
Series at prices which are advantageous to the
Series and at commission rates that are reasonable
in relation to the benefits received. However, the Sub-
Advisor may select brokers or dealers on the basis
that they provide brokerage, research or other
services or products to the Sub-Advisor. To the extent
consistent with applicable law, the Sub-Advisor may
pay a broker or dealer an amount of commission for
effecting a securities transaction in excess of the
amount of commission or dealer spread another
broker or dealer would have charged for effecting that
transaction if the Sub-Advisor determines in good
faith that such amount of commission is reasonable in
relation to the value of the brokerage and research
products and/or services provided by such broker-
dealer. This determination, with respect to brokerage
and research products and/or services, may be
viewed in terms of either that particular transaction or
the overall responsibilities which the Sub-Advisor and
its affiliates have with respect to each Series as well
as to accounts over which they exercise investment
discretion. Not all such services or products need be
used by the Sub-Advisor in managing the Allocated
Assets. In addition, joint repurchase or other
accounts may not be utilized by the Series except to
the extent permitted under any exemptive order
obtained by the Sub-Advisor provided that all
conditions of such order are complied with.
(x)	Maintain all accounts, books and records with respect
to the Allocated Assets as are required of an
investment adviser of a registered investment
company pursuant to the 1940 Act and Investment
Advisers Act of 1940, as amended (the "Advisers
Act"), and the rules thereunder, and furnish the Fund
and the Manager with such periodic and special
reports as the Fund or the Manager may reasonably
request. In compliance with the requirements of Rule
31a-3 under the 1940 Act, the Sub-Advisor hereby
agrees that all records that it maintains for each
Series are the property of the Fund, agrees to
preserve for the periods described by Rule 31a-2
under the 1940 Act any records that it maintains for
the Series and that are required to be maintained by
Rule 31a-1 under the 1940 Act, and further agrees to
surrender promptly to the Fund any records that it
maintains for a Series upon request by the Fund or
the Manager. The Sub-Advisor has no responsibility
for the maintenance of Fund records except insofar
as is directly related to the services the Sub-Advisor
provides to a Series.
(xi)	Observe and comply with Rule 17j-1 under the 1940
Act and the Sub-Advisor's Code of Ethics adopted
pursuant to that Rule as the same may be amended
from time to time. The Manager acknowledges
receipt of a copy of the Sub-Advisor's current Code of
Ethics. The Sub-Advisor shall inform the Manager
any material amendment to the Sub-Advisor's Code
of Ethics along with certification that the Sub-Advisor
has implemented procedures for administering the
Sub-Advisor's Code of Ethics.
(xii)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on
portfolio transactions and reports on investments held
by a Series, all in such detail as the Manager or the
Fund may reasonably request. The Sub-Advisor will
make available its officers and employees to meet
with the Fund's Board of Directors at the Fund's
principal place of business on due notice to review
the investments of a Series.
(xiii)	Provide such information as is customarily provided
by a sub-advisor, or as may be required or
reasonably requested by the Manager, for the Fund
or the Manager to comply with their respective
obligations under applicable laws, including, without
limitation, the Internal Revenue Code of 1986, as
amended (the "Code"), the 1940 Act, the Advisers
Act, the Securities Act of 1933, as amended (the
"Securities Act"), and any state securities laws, and
any rule or regulation thereunder. Such information
includes, but is not limited to:  the Sub-Advisor's
compliance manual and policies and procedures
adopted to comply with Rule 206(4)-7 of the Advisers
Act; the Sub-Advisor's most recent annual
compliance report or a detailed summary of such
report; timely and complete responses to all Quarterly
Compliance Questionnaires (including the
identification of any material compliance maters and
a copy of any material changes to the Sub-Advisor's
Rule 206(4)-7 compliance policies and procedures,
marked to show changes along with a written
summary of the purpose of each such change);
Annual Proxy Voting Questionnaires; Annual Best
Execution and Soft Dollar Questionnaires, and
responses to all other requests from the Manager.
The Sub-Advisor agrees to inform the Manager if it
receives any deficiency letters issued by the SEC
relating to Sub-Advisor's provision of services to the
Series together with any information that the Sub-
Advisor is permitted to disclose.  The Sub-Advisor will
advise the Manager of any material changes in the
Sub-Advisor's ownership within a reasonable time
after any such change.
(xiv)	Vote proxies received on behalf of each Series (with
respect to the portion thereof allocated to the Sub-
Advisor) in a manner consistent with the Sub-
Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-
PX as required by SEC rule. The Sub-Advisor's obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials from the Manager. The Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials related to the Allocated Assets that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.

(xv)	Respond to tender offers, rights offerings and other
voluntary corporate action requests affecting securities held by each Series (with respect to the portion thereof allocated to the Sub-Advisor).

(xvi)	Cooperate with the Manager as reasonably
requested by the Manager in the Manager's performance of quarterly and annual tax compliance tests to monitor the Series' compliance with the diversification requirements of Subchapter M of the Code and Section 817(h) of the Code. If it is determined by the Manager or its tax advisors that the Series is not in compliance with such diversification requirements imposed by the Code and the Manager notifies the Sub-Advisor of such non-compliance, then the Sub-Advisor, in consultation with the Manager and its tax advisors, will use commercially reasonable efforts to take prompt action to bring the Series back into compliance as soon as reasonably practicable.


3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Allocated Assets, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Board of Directors, the Fund or its shareholders for any claim, expense or other loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates. The Sub-Advisor makes no warranty as to the performance or profitability of the Series.

6.	Trade Errors
The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section 6, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; or (iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Fund's registration statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

7.	Professional Secrecy and Data protection
As authorized fund management company according to the Swiss Federal Act on Collective Investment Schemes (CISA), subject to the supervision of the Swiss Financial Market
Supervisory Authority (FINMA), the Sub-Advisor is subject to the Professional Secrecy as set forth under Article 148 para.1 lit k
CISA.

The Sub-Advisor shall take the organizational measures that are necessary to ensure the confidentiality, availability and accuracy of the data.

The Fund and the Manager are aware that transactions on securities conducted abroad are subject to foreign regulations and may require the disclosure of certain information and hereby authorizes the Sub - Advisor to disclose and provide any information that may be requested in relation to such transactions. The Sub-Advisor will promptly notify the Manager in writing of the disclosure of such information, unless the Sub - Advisor is prohibited by such competent authority from so consulting with the Fund and / or the Manager.

Additionally, the Fund and the Manager authorize the Sub-Advisor to share its data (including in particular its name, contact details and portfolio statements) in existing or future client databases with other Pictet Group entities for internal purposes only. These data may be stored with an external provider and hosted on servers located abroad. Consequently and for the purpose of the foregoing, the Fund and the Manager expressly waive their right to confidentiality as defined under Article 148 para.1 lit. k CISA.
8.	Delegation
The Fund and the Manager authorize the Sub-Advisor to delegate the processing of any or all of its transactions to other affiliated entities of the Pictet Group (each such entity, a "Pictet Delegate"). The Manager acknowledges that a Pictet Delegate may not be subject to the CISA; therefore, the Fund and the Manager expressly waive their rights to confidentiality as defined under Article 148 para.1 lit. k CISA to the extent that a Pictet Delegate is not subject to CISA. Nonetheless, all information provided to a Pictet Delegate in order to execute the Sub-Advisor's mandate will be protected by the standards of Professional secrecy, subject to any discrepancies with local statutory or regulatory provisions, which may govern entities incorporated in foreign jurisdictions. For the avoidance of doubt, the Sub-Advisor shall be responsible for the acts and omissions of a Pictet Delegate as if such acts or omissions were its own.
The Sub-Advisor will comply with applicable law in connection with the delegation of any obligations, powers and authorities of the Sub-Advisor to a Pictet Delegate.

9.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

10.	Duration and Termination of This Agreement
This Agreement shall become effective with respect to a Series as of the corresponding date set forth on Appendix B to this Agreement, as may be amended from time to time, and, unless otherwise terminated with respect to such Series, shall continue in effect thereafter for the initial term set forth on Appendix B to this Agreement, and thereafter from year to year, provided that in each case the continuance is specifically approved within the period required by the 1940 Act either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Allocated Assets of such
Series pending
the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Allocated Assets of such Series during such period is in compliance with Rule 15a-4 under the 1940 Act.
This Agreement may be terminated with respect to a Series at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, or the Manager or
by vote of a majority of the outstanding voting securities of the Series on sixty days' written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 10, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment," "voting security" and "majority of the outstanding voting securities") shall be applied.
11.	Amendment of this Agreement
No amendment of this Agreement shall be effective unless in
writing and signed by both parties. No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series (as defined in the
1940 Act) and by vote of a majority of the Board of Directors of the Fund who are not interested persons (as defined in the 1940
Act) of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.
12.	Additional Series
In the event the Manager wishes to appoint the Sub-Advisor to perform the services described in this Agreement with respect to one or more additional Series of the Fund after the effective date of this Agreement, such Series will become a Series under this Agreement upon approval of this Agreement in the manner required by the 1940 Act and the amendment of Appendices A
and B hereto.
13.	General Provisions
(a)	Each party agrees to perform such further acts and execute
such further documents as are necessary to effectuate the
purposes hereof. This Agreement shall be construed and
enforced in accordance with and governed by the laws of
the State of Iowa. The captions in this Agreement are
included for convenience only and in no way define or
delimit any of the provisions hereof or otherwise affect their construction or effect.
(b)	Any notice under this Agreement shall be in writing,
addressed and delivered or mailed postage pre-paid to the
other party at such address as such other party may
designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the
Manager for this purpose shall be Principal Financial
Group, Des Moines, Iowa 50392-0200, and the address of
the Sub-Advisor shall be Route des Acacias 60, 1211
Geneva 73, Switzerland.
(c)	The Sub-Advisor will promptly notify the Manager in writing
of the occurrence of any of the following events:
(1)	the Sub-Advisor fails to be registered as an
investment adviser under the Advisers Act or under
the laws of any jurisdiction in which the Sub-Advisor
is required to be registered as an investment advisor
in order to perform its obligations under this
Agreement.
(2)	the Sub-Advisor is served or otherwise receives
notice of any action, suit, proceeding, inquiry or
investigation, at law or in equity, before or by any
court, public board or body, involving the affairs of a
Series.
(3)	the Sub-Advisor becomes aware of any pending or
threatened action, suit, proceeding, inquiry or
investigation that is reasonably likely to result in a
conviction, order, judgment or decree issued with
respect to it or any affiliate that could reasonably be
expected to result in the Sub-Advisor becoming
ineligible to serve as an investment adviser of a
registered investment company under the 1940 Act.
(4)	the Sub-Advisor becomes aware of a transaction or
series of transactions that is reasonably likely to
result in a change in the management or control of
the Sub-Advisor or a controlling person thereof or
otherwise in the assignment (as defined in the 1940
Act) of this Agreement by the Sub-Advisor.
(d)	The Manager shall provide (or cause the Series custodian
to provide) timely information to the Sub-Advisor regarding
such matters as the composition of the assets of a Series,
cash requirements and cash available for investment in a
Series, and all other reasonable information as may be
necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.
(e)	The Sub-Advisor represents that it will not enter into any
agreement, oral or written, or other understanding under
which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund
shares or shares issued by any other registered investment
company. The Sub-Advisor further represents that it is
contrary to the Sub-Advisor's policies to permit those who
select brokers or dealers for execution of Fund portfolio securities transactions to take into account the broker's or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.
(f)	The Sub-Advisor agrees that neither it nor any of its
affiliates will in any way refer to its relationship with the
Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the
Manager; provided, however, that the Manager consents to
the Sub-Advisor's use of the Manager's name and the
Fund name in the Sub-Advisor's representative client list
that may be distributed to potential and existing clients so long as this Agreement is in effect.
(g)	The Manager shall promptly notify the Sub-Advisor of the
occurrence of any event that would disqualify the Manager
from serving as an investment adviser of an investment
company pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation.
(h)	The Sub-Advisor shall promptly notify the Manager of the
occurrence of any event that would disqualify the Sub-
Advisor from serving as an investment adviser of an
investment company pursuant to Section 9(a) of the 1940
Act or other applicable law, rule or regulation.
(i)	Each party represents, warrants and covenants to the other
party that (i) it has all requisite power and authority to enter into and perform its obligations under the Agreement, (ii) it has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement, (iii)
it has duly executed and delivered the Agreement, and (iv)
this Agreement constitutes its legal, valid and binding
agreement, enforceable against it in accordance with its
terms.
(j)	This Agreement contains the entire understanding and
agreement of the parties.
IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


PRINCIPAL GLOBAL INVESTORS, LLC









By
/s/ Michael J. Beer


Name:
Michael J. Beer


Title:
Executive Director - Principal Funds









By
/s/ Adam U. Shaikh


Name:
Adam U. Shaikh


Title:
Counsel





PICTET ASSET MANAGEMENT SA









By
/s/ Luciano Diana


Name:
Luciano Diana


Title:
Senior Investment Manager









By
/s/ Jean-Yves Kohler


Name:
Jean-Yves Kohler


Title:
Head of Legal Institutional





APPENDIX A


[INTENTIONALLY OMITTED]


APPENDIX B

Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series
Effective Date
Initial Term
Diversified Real Asset Fund (Timber Sleeve)
January 9, 2014
2 Years



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